SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 13, 2004

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio

45202

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (513) 381-0777

N/A

(Former name or former address, if changed since last report)

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)  Exhibits

Exhibit No.	Description

99.1	Press Release of Games, Inc. dated February 13, 2004.

ITEM 12.  Results of Operation and Financial Condition.

The information contained in this Current Report is being furnished under Item 12 (“Results of Operations and Financial Condition”).  As such, the information contained herein shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On February 13, 2004, Games, Inc. (the “Company”) issued a press release announcing, among other things, results for the quarter ended December 31, 2004. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Company’s press release containing results that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Games, Inc.

	By:	/s/ Roger W. Ach II
Name: Roger W. Ach II
Title: Chief Executive Officer

Date: 2-17-04

Exhibit No. 99.1

CINCINNATI, OHIO, February 13, 2004. Games Inc. (OTCBB: “GMSI”) announces release of Second Quarter results and Games Management Team Takes Aggressive Action to Improve Company's Performance through Acquisition of Games.com

Total revenue and net loss reported for the three and six months ended December 31, 2003 and 2002 are as follows:

	Three Months Ended December 31, 2003		Three Months Ended December 31, 2002
Revenue Source	Amount	Percent of Total	Amount	Percent of Total
Internet advertising	$38,468	39%	$51,185	93%
Lotteries	60,411	61%	3,741	7%
Total	$98,879	100%	$54,926	100%

Net Loss reported	$654,381		$580,614
Weighted average common shares
outstanding-basic and diluted	17,509,902		16,194,331
Net loss per share - basic and diluted	($0.04)		($0.08)

	Six Months Ended December 31, 2003		Six Months Ended December 31, 2002
Revenue Source	Amount	Percent of Total	Amount	Percent of Total S
Internet advertising	$90,495	48%	$97,767	96%
Lotteries	99,657	52%	3,741	4%
Total	$190,152	100%	$101,508	100%

Net Loss reported	$1,341,230			$1,400,686
Weighted average common shares
outstanding-basic and diluted	17,024,541		14,605,495
Net loss per share - basic and diluted	($0.04)		($0.10)

-  Revenues for six months ended December 31, 2003 of $190,152 compared to $101,508 in 2002.

-  Lottery and Games business continues to grow.

-  Acquisition of Games.com adds 400,000 unique visitors a day, bringing the Company’s current total Community to approximately 12 million unique visitors each month. We expect to start generating advertising revenues in Third quarter and pay for play revenues in the Fourth quarter of fiscal 2004 from Games.com.

[LOGOS ATTACHED IN PDF FORMAT]

We acquired the URL Games.com and entered into a long term license agreement for the intellectual property available on the site on December 31, 2003. The renewal of Games.com is well under way; upgrading graphics, security and chat features as well as enhanced functionality of the www.Games.com games.

These upgrades will provide for a substantial increase in Community, an enhanced player experience and will allow the addition of revenue generating Skill-Based Tournament Play for merchandise, cash and prizes.  The re-launch of the new Games.com site is scheduled for April 2004.

Games.com is an exceptional brand that hosts many exclusive brand titles known world wide and adding over seven million registered players to Games, Inc.’s Community. .  The upgraded Games.com will create many new revenue generating opportunities through advertising, custom promotions using games and by adding Pay for Play features for a wide variety of prizes and cash. Games.com will also offer Downloadable games, Fee-based Tournaments and Subscription Accounts.

We will to continue to appeal to a broad range of casual gamers with a revenue model similar to that of the newspaper and magazine industry with multiple ways to pay for our games though Games Inc.’s internally developed Decremental Payment System called A Roll of Quarters™.

We believe Games.com will achieve a high rate of participation by our Community of 4 million monthly unique visitors and will, deliver exceptional entertainment and play value at pennies per day to play and meet new and old friends at Games.com.

About Games, Inc. (OTCBB: “GMSI”)

Games, Inc. operates in three allied areas of interactive entertainment: Internet Games, Government Sponsored Lotteries, and Digital Greetings. Games owns and operates www.Games.com, www.Lottery.com, www.Cards.com, www.GameLand.com and www.Skillmoney.com, which covers the three most widely used platforms in Internet Entertainment; Games, Lottery and Digital Greetings.

FOR FURTHER INFORMATION CONTACT:

Myles Cairns
Chief Financial Officer
Games, Inc.
investorrelations@gamesinc.net

5

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Games) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Games. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors. We undertake no obligation to update information in this release.